Exhibit 10.19

AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT

This Amendment No. 1 to Equity Purchase Agreement (the “Amendment”) is made as of the 20th day of August 2014 and amends the Equity Purchase Agreement (the “Equity Purchase Agreement”) made as of July 23, 2014, between Eventure Interactive, Inc. and Kodiak Capital Group, LLC. The Luthmann Law Firm PLLC has been added to the Equity Purchase Agreement in the capacity of Escrow Agent and is hereafter referred to as such. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Equity Purchase Agreement.

NOW THEREFORE, the parties agree as follows:

1.	Section 1.1 of the Equity Purchase Agreement is hereby amended to add the following Defined Term:

“ “ESTIMATED PUT SHARES” shall have the meaning specified in Section 2.2(a).”

2.	Section 2.2(a) of the Equity Purchase Agreement is hereby amended to read as follows:

“(a) PUT NOTICE. At any time during the Commitment Period, the Company may deliver a Put Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, that the Investment Amount identified in the applicable Put Notice, when taken together with all prior Put Notices, shall not exceed the Maximum Commitment Amount. On the Put Date, the Company shall deliver to Investor’s brokerage account estimated Put Shares equal to the Investment Amount indicated in the Put Notice divided by the Closing Price on the Trading Day immediately preceding the Put Date multiplied by eighty percent (80%) (the “Estimated Put Shares”). Simultaneously therewith, and in all events within one Trading Day following the Put Date, Investor shall pay the Investment Amount to the Company by wire transfer of immediately available funds to an escrow account to be established with the Escrow Agent for the benefit of the Company. The Investment Amount shall be deemed delivered on the Trading Day it is received by the Company if such wire is received on or prior to 12:00 noon Eastern time. Similarly, the Put Shares shall be deemed delivered on the Trading Day they are received electronically by Investor if such Put Shares are received on or prior to 12:00 Noon Eastern time. Any wire transfer or Put Shares received after 12:00 Noon Eastern time on a Trading Day shall be deemed to have been received on the next Trading Day.”

3.	Section 2.2(c) of the Equity Purchase Agreement is hereby amended to read as follows:

“(c) FLOOR PRICE. Upon the delivery of a Put Notice, the Company, at its option, may designate a Floor Price for the Market Price calculation (the “Floor Price”). The Floor Price may not be more than 70% of the volume weighted average price for the Company’s Common Stock on the Principal Market on the Trading Day immediately preceding the date on which the Put Notice is delivered. If the Market Price for the Valuation Period is below the Floor Price, the Market Price shall be deemed to be the Floor Price and the Investor, at its option, may purchase any amount of Put Shares covered by the Put Notice.”

4.	Section 2.3 of the Equity Purchase Agreement is hereby amended to read as follows:

“Section 2.3 CLOSINGS. At the end of the Valuation Period, the Purchase Price shall be established and the number of Put Shares shall be determined for a particular Put. If the number of Estimated Put Shares initially delivered to Investor is greater than the number of Put Shares purchased by Investor pursuant to such Put, then, immediately after the Valuation Period, the Investor shall deliver to the Company any excess Estimated Put Shares associated with such Put. If the number of Estimated Put Shares delivered to Investor is less than the Put Shares purchased by Investor pursuant to a Put, then immediately after the Valuation Period the Company shall deliver to Investor the difference between the Estimated Put Shares and the Put Shares issuable pursuant to such Put. In the event that the Market Price for any Trading Day during the Valuation Period falls below the Floor Price and the Investor determines to purchase none of the Put Shares covered by the Put Notice or less than all of the Put Shares covered by the Put Notice then, immediately after the Valuation Period, the Escrow Agent shall return to the Investor, by wire transfer of immediately available funds, the portion of the Investment Amount related to the portion of Put Shares not being purchased by the Investor and shall deliver to the Company, by wire transfer of immediately available funds, the portion of the Investment Amount related to the portion of Put Shares which are being purchased by the Investor. Concurrently, Investor shall return to the Company, the number of the Estimated Put Shares related to the portion of the Investment Amount being returned. If the Investment Amount delivered to the Escrow Agent is greater than the Investment Amount established at the end of the Valuation Period by reason of the 2,300,000 Put Share limitation, the Escrow Agent shall promptly return to the Investor, by wire transfer of immediately available funds, the difference between the amount delivered to the Escrow Agent and the Investment Amount established at the end of the Valuation Period. Concurrently, the Escrow Agent shall deliver the balance of the Investment Amount being held by it to the Company by wire transfer of immediately available funds. If no part of the Investment Amount delivered to the Escrow Agent is subject to return to the Investor at the end of the Valuation Period, the full amount then held by the Escrow Agent shall be immediately delivered to the Company by wire transfer of immediately available funds. The Closing of a Put shall occur on the Trading Day (the “Closing Date”) in which the Purchase Price has been established and the Put Share and payment adjustments provided for above have been made. In addition, on or prior to such Closing Date, each of the Company, Investor and the Escrow Agent shall deliver to each other all documents, instruments and writings required to be delivered pursuant to this Agreement or reasonably requested by any of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.”

5.	The Amendment is hereby made a part of and incorporated into the Equity Purchase Agreement, with all of the terms and conditions of the Equity Purchase Agreement remaining in full force and effect.

6.	This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

EVENTURE INTERACTIVE, INC

By:	/s/ Gannon Giguiere
Name: Gannon K. Giguiere
Title: Chief Executive Officer

KODIAK CAPITAL GROUP, LLC

By:	/s/ Ryan Hodson
Name: Ryan Hodson
Title: Managing Member

ESCROW AGENT:

THE LUTHMANN LAW FIRM PLLC

By:	/s/ Richard Luthmann
Name: Richard Luthmann
Title: